Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

American Financial Realty Trust:

We consent to the use of our reports as follows, which are all incorporated by reference herein:

•	Report dated March 9, 2005, except as to Notes 8 and 10, which are as of May 20, 2005, with respect to the consolidated balance sheets of American Financial Realty Trust and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two year period ended December 31, 2004 and the period from September 10, 2002 (commencement of operations) to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows of American Financial Real Estate Group (Predecessor) for the period from January 1, 2002 to September 9, 2002 and related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004.

•	Report dated October 12, 2004, with respect to the combined statement of revenue and certain expenses of the Wachovia Specifically Tailored Transaction—As Revised for the year ended December 31, 2003, which indicates that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenue and expenses of the Wachovia Specifically Tailored Transaction—As Revised.

•	Report dated September 10, 2004, with respect to the statement of revenues and certain expenses of 101 Independence Center for the year ended December 31, 2003, which indicates that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenue and expenses of 101 Independence Center.

In addition, we consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 24, 2005